EXHIBIT 21

SUBSIDIARIES OF UNIVERSAL SECURITY INSTRUMENTS, INC.

Name	Incorporated in
USI Electric, Inc.	Texas
USI Oberlin Ltd.	Hong Kong
2113824 Ontario, Inc.	Ontario, Canada